EXHIBIT 99.14

ENVIRONMENTAL INDEMNITY AGREEMENT

This Environmental Indemnity Agreement is dated as of March ___, 2003, and is executed by HEALTHMONT, INC., a corporation of the State of Tennessee (the “Borrower”), HEALTHMONT OF GEORGIA, INC., a corporation of the State of Tennessee, and HEALTHMONT OF MISSOURI, INC., a corporation of the State of Tennessee (collectively the “Guarantors” and individually a “Guarantor” hereunder) as a condition to, and to induce SUNLINK HEALTH SYSTEMS, INC., an Ohio corporation (“SunLink”), to make a loan (the “Loan”) to Borrower evidenced or to be evidenced by one or more Notes made by Borrower payable to the order of SunLink in the principal face amount of up to $1,100,000.00, which Loan is secured or to be secured by certain Deeds to Secure Debt and Security Agreements (the “Mortgages”) of even date herewith conveying and encumbering certain real and personal properties as therein described (collectively, the “Property”) including the lands described in Exhibit A which is attached hereto and made a part hereof. The term “Loan Documents” as used herein is defined in that certain Loan Agreement of even date herewith by and among Borrower and SunLink (the “Loan Agreement”). The term “Indemnitors” as used herein shall mean Borrower and Guarantors, collectively, and “Indemnitor” shall mean any one of them. This Agreement is one of the Loan Documents, but this Agreement is not secured by the Mortgages.

1.        Certain Definitions. As used in this Agreement:

a.         “Environmental Claim” means any investigative, enforcement, cleanup, removal, containment, remedial or other private or governmental or regulatory action at any time threatened, instituted or completed pursuant to any applicable Environmental Requirement, against Indemnitors, jointly or severally, or against or with respect to the Property or any condition, use or activity on the Property (including any such action against SunLink), and any claim at any time threatened or made by any person against Indemnitors, jointly or severally, or against or with respect to the Property or any condition, use or activity on the Property (including any such claim against SunLink), relating to damage, contribution, cost recovery, compensation, loss or injury resulting from or in any way arising in connection with any Hazardous Material or any Environmental Requirement.

b.         “Environmental Requirement” means any Environmental Law, agreement or restriction (including but not limited to any condition or requirement imposed by any insurance or surety company), as the same now exists or may be changed or amended or come into effect in the future, which pertains to health, safety, any Hazardous Material, or the environment, including but not limited to ground or air or water or noise pollution or contamination, and underground or aboveground tanks.

c.         “Hazardous Material” means any substance, whether solid, liquid or gaseous which is listed, defined or regulated as a “hazardous substance”, “hazardous waste” or “solid waste”, or otherwise classified as hazardous or toxic, in or pursuant to any Environmental Requirement; or which is or contains asbestos, radon, any polychlorinated biphenyl, urea formaldehyde foam insulation, explosive or radioactive material, or motor fuel or other petroleum hydrocarbons; or which causes or poses a threat to cause a contamination or nuisance on the Property or any adjacent property or a hazard to the environment or to the health or safety of persons on the Property.

d.         “Environmental Law” means any federal, state or local law, statute, ordinance, code, rule, regulation, license, authorization, decision, order, injunction, decree, or rule of common law, and any judicial interpretation of any of the foregoing, which pertains to health, safety, any Hazardous Material, or the environment (including but not limited to ground or air or water or noise pollution or contamination, and underground or above ground tanks) and shall include without limitation, the Solid Waste Disposal Act, 42 U.S.C. § 6901 et seq.; the Comprehensive Environmental Response, Compensation and Liability Act of 1980, 42 U.S.C. § 9601 et seq. (“CERCLA”), as amended by the Superfund Amendments and Reauthorization Act of 1986 (“SARA”); the Hazardous Materials Transportation Act, 49 U.S.C. § 1801 et seq.; the Federal Water Pollution Control Act, 33 U.S.C. § 1251 et seq.; the Clean Air Act, 42 U.S.C. § 7401 et seq.; the Toxic Substances Control Act, 15 U.S.C. § 2601 et seq.; the Safe Drinking Water Act, 42 U.S.C. § 300f et seq.; and any other state or federal environmental statutes, and all rules, regulations, orders and decrees now or hereafter promulgated under any of the foregoing, as any of the foregoing now exist or may be changed or amended or come into effect in the future.

e.         “On” or “in”, when used with respect to the Property or any property adjacent to the Property, means “on, in, under, above or about”.

2.        Representations and Warranties. Indemnitors, jointly and severally, hereby represent and warrant to SunLink, to the best knowledge and belief of Indemnitors and based on environmental assessments of the Property commissioned by one or more Indemnitors, and except to the extent disclosed to SunLink in environmental assessments or other writings, as follows:

a.         During the period of Indemnitors’ or any one of the Indemnitors’ ownership of the Property described in Exhibit A hereto as the Adel Hospital Property, Adel Convalescent Center Property and the Callaway Hospital Property (collectively the “Properties”), none of such Properties have been used for industrial or manufacturing purposes, for landfill, dumping or other waste disposal activities or operations, for generation, storage, use, sale, treatment, processing, recycling or disposal of any Hazardous Material, for underground or aboveground storage tanks, or for any other use that could give rise to the release of any Hazardous Material on any such Property, except for the disposal of medical waste disposed of in compliance with all applicable Environmental Laws; and to the best of each Indemnitor’s knowledge, no such use of any of such Properties occurred at any time prior to the period of Indemnitors’ and any one of the Indemnitors’ ownership of any such Properties;

b.         to the best of each Indemnitor’s knowledge, there is no Hazardous Material, storage tank (or similar vessel) whether underground or otherwise, sump or well currently on any of the Properties;

c.         Indemnitors, jointly or severally, have received no notice and have no knowledge of any Environmental Claim regarding any of the Properties or any adjacent property;

d.         the present conditions, uses and activities on each of the Properties do not violate any Environmental Requirement and the use of each of the Properties which Indemnitors or any of the Indemnitors (and each tenant and subtenant, if any) makes and intends to make of each of the Properties substantially complies and will substantially comply with all applicable Environmental Requirements; and neither any of the Indemnitors, nor to each of the Indemnitors’ knowledge, any tenant or subtenant, has obtained or is required to obtain any permit or other authorization to construct, occupy, operate, use or conduct any activity on any of the Properties (or any portion thereof) by reason of any Environmental Requirement except as may be required by reason of the fact that the Property is used or is to be used as a hospital and/or convalescent center;

e.         none of the Properties appear on the National Priorities List or any other list or database of properties maintained by any local, state or federal agency or department showing properties which are known to contain or which are suspected of containing a Hazardous Material; and

f.         Indemnitors, jointly or severally, have never applied for and been denied environmental impairment liability insurance coverage relating to any of the Properties.

3.        Violations. Indemnitors, jointly and severally, will not cause, commit, permit or allow to continue (i) any material violation of any Environmental Requirement (A) by Indemnitors or any one of the Indemnitors or (B) by or with respect to any of the Properties or any use of or condition or activity on any of the Properties, or (ii) the attachment of any environmental lien to any of the Properties which is not bonded or otherwise satisfied within thirty (30) days of receipt by Indemnitors of notice of such lien. Indemnitors, jointly and severally, will not, and will not permit any one of the Indemnitors, to place, install, dispose of or release, or cause, permit, or allow the placing, installation, disposal, spilling, leaking, dumping or release of, any Hazardous Material or storage tank (or similar vessel) on any of the Properties except in conjunction with the operation of a hospital or convalescent center in material compliance with each Environmental Law and will keep each of the Properties free of Hazardous Material except to the extent required for the operation of a hospital and convalescent center substantially in accordance with each Environmental Law.

4.        Notice to SunLink. Each Indemnitor shall promptly deliver to SunLink a copy of each report pertaining to any of the Properties or prepared by or on behalf of Indemnitors or any one of the Indemnitors pursuant to any Environmental Requirement. Each Indemnitor shall immediately advise SunLink in writing of any Environmental Claim or of the discovery of any Hazardous Material on any of the Properties not permitted herein as soon as any Indemnitor first obtains knowledge thereof, including a full description of the nature and extent of the Environmental Claim and/or Hazardous Material and all relevant circumstances.

5.        Site Assessments and Information. If SunLink shall ever have reason to reasonably believe that any Hazardous Material affects any of the Properties which is not permitted pursuant to the terms of this Agreement or in material compliance with this Agreement, or if any Environmental Claim is made or threatened, or if a default shall have occurred under the Loan Documents (beyond any applicable notice and right to cure), or upon the occurrence of the Transition Date (defined below in paragraph 7(c)) if requested by SunLink (but only if the SunLink has reason to reasonably believe that any Hazardous Material affects any of the Properties which is not permitted pursuant to the terms of this Agreement or in material compliance with this Agreement), Indemnitors, jointly and severally, will at their expense provide to SunLink from time to time, in each case within thirty (30) days after SunLink’s request, an Environmental Assessment (defined below) made after the date of SunLink’s request. As used in this Agreement, the term “Environmental Assessment” means a report (including all drafts thereof) of an environmental assessment of the Property of such scope (including but not limited to the taking of soil borings and air and groundwater samples and other above and below ground testing) as SunLink may reasonably request, by a consulting firm reasonably acceptable to SunLink and made in accordance with SunLink’s reasonably established guidelines. Indemnitors, jointly and severally, will cooperate with each consulting firm making any such Environmental Assessment and will supply to the consulting firm, from time to time and promptly on request, all information in the possession of the Indemnitors to facilitate the completion of the Environmental Assessment. If the Indemnitors fail to furnish SunLink within ten (10) days after SunLink’s request with a copy of an agreement with an acceptable environmental consulting firm to provide such Environmental Assessment, or if the Indemnitors fail to furnish to SunLink such Environmental Assessment within thirty (30) days after SunLink’s request, SunLink may cause any such Environmental Assessment to be made at Indemnitors’ joint and several expense and risk after written notice thereof is delivered to Indemnitors. SunLink and its designees are hereby granted access to each of the Properties at any time or times, upon reasonable notice (which may be written or oral), and a license which is coupled with an interest and irrevocable, to make or cause to be made such Environmental Assessments; provided, however, the exercise by the SunLink of the license granted in this subparagraph shall be exercised in a reasonable manner, during normal business hours, and in a manner that will not interfere with the business being conducted on the Properties. SunLink may disclose to interested parties any information SunLink ever has about the environmental condition or compliance of the Properties but only with the prior written consent of Indemnitors and only if required by law, but shall be under no duty to disclose any such information except as may be required by law. SunLink shall be under no duty to make any Environmental Assessment of the Properties, and in no event shall any such Environmental Assessment by SunLink be or give rise to a representation that any Hazardous Material is or is not present on any of the Properties in violation of this Agreement, or that there has been or shall be compliance with any Environmental Requirement, nor shall Indemnitors, jointly or severally, or any other person be entitled to rely on any Environmental Assessment made by SunLink or at SunLink’s request. SunLink owes no duty of care to protect Indemnitors or any other person against, or to inform them of, any Hazardous Material or other adverse condition affecting the Properties.

6.        Remedial Actions.

a.         If any Hazardous Material which is not in material compliance with this Agreement is discovered on the Properties at any time and regardless of the cause, (i) Indemnitors shall promptly at Indemnitors’ joint and several risk and expense and only if required by any applicable Environmental Requirement, remove, treat, and dispose of the Hazardous Material in material compliance with all applicable Environmental Requirements and solely under Indemnitors’ name or names (or if removal is prohibited by any Environmental Requirement, take whatever action is required by any Environmental Requirement), in addition to taking such other action as is reasonably necessary to have the full use and benefit of the Properties as contemplated by the Loan Documents, and provide SunLink with satisfactory evidence thereof; and (ii) if requested by SunLink, provide to SunLink within thirty (30) days of SunLink’s request a bond, letter of credit or other financial assurance evidencing to SunLink’s reasonable satisfaction that all necessary funds are readily available to pay the costs and expenses of the actions required by clause (i) preceding and to discharge any assessments or liens established against the Property as a result of the presence of the Hazardous Material on the Property. Within thirty (30) days after completion of such remedial actions, Indemnitors, jointly and severally, shall obtain and deliver to SunLink an Environmental Assessment of the applicable Property made after such completion and confirming to SunLink’s satisfaction that all required remedial action as stated above has been taken and successfully completed and that there is no evidence or suspicion of any contamination or risk of contamination on such Property or any adjacent property, or of violation of any Environmental Requirement, with respect to any such Hazardous Material.

b.         SunLink may, but shall never be obligated to, and only to the extent required by any applicable Environmental Requirement, upon thirty (30) days written notice to Indemnitors remove or cause the removal from any of the Properties of any Hazardous Material which is not in material compliance with this Agreement (or if removal is prohibited by any Environmental Requirement, take or cause the taking of such other action as is required by any Environmental Requirement) if Indemnitors, jointly or severally, fail to commence promptly such required remedial actions following discovery and thereafter diligently prosecute the same to the reasonable satisfaction of SunLink (without limitation of SunLink’s rights to declare a default under any of the Loan Documents and to exercise all rights and remedies available by reason thereof, subject to any applicable notice and cure period); and SunLink and its designees are hereby granted access to the Properties at any time or times, upon reasonable notice (which may be written or oral), and a license which is coupled with an interest and irrevocable, to remove or cause such removal or to take or cause the taking of any such other action; provided, however, the exercise by the SunLink of the license granted in this subparagraph shall be exercised in a reasonable manner, during normal business hours, and in a manner that will not interfere with the business being conducted on the Properties.

7.        Indemnity.

a.         Indemnitors, jointly and severally, hereby agree to protect, indemnify and hold (i) SunLink; (ii) any persons or entities owned or controlled by, owning or controlling, or under common control or affiliated with SunLink; (iii) any participants in the Loan; (iv) the directors, officers, partners, employees and agents of SunLink and/or such persons or entities; and (v) the heirs, personal representatives, successors and assigns of each of the foregoing persons or entities (each an “Indemnified Party”) harmless from and against, and, if and to the extent paid, reimburse them on demand for, any and all Environmental Damages (as hereinafter defined). Such indemnity shall not apply to a particular Indemnified Party to the extent that the subject of the indemnification is caused by or arises out of the gross negligence or willful misconduct of that particular Indemnified Party. Upon demand by SunLink, Indemnitors, jointly and severally, shall diligently defend any Environmental Claim which affects any of the Properties or is made or commenced against SunLink, whether alone or together with Indemnitors or any other person, all at Indemnitors’ joint and several cost and expense and by counsel to be approved by SunLink in the exercise of its reasonable judgment. In the alternative, at any time SunLink may elect to conduct its own defense through counsel selected by SunLink and at the reasonable cost and expense of Indemnitors jointly and severally.

b.         As used in this Agreement, the term “Environmental Damages” means all claims, demands, liabilities (including strict liability), losses, damages (including consequential damages), causes of action, judgments, penalties, fines, costs and expenses (including reasonable fees, costs and expenses of attorneys, consultants, contractors, experts and laboratories actually incurred), of any and every kind or character, contingent or otherwise, matured or unmatured, known or unknown, foreseeable or unforeseeable, made, incurred, suffered, brought, or imposed at any time and from time to time, whether before or after the Transition Date and arising in whole or in part from:

(1)      The presence of any Hazardous Material on the Property, or any escape, seepage, leakage, spillage, emission, release, discharge or disposal of any Hazardous Material on or from the Property, or the migration or release or threatened migration or release of any Hazardous Material to, from or through the Property, on or before the Transition Date; or

(2)      any act, omission, event or circumstance existing or occurring in connection with the handling, treatment, containment, removal, storage, decontamination, clean-up, transport or disposal of any Hazardous Material which is at any time on or before the Transition Date present on the Property; or

(3)      the breach of any representation, warranty, covenant or agreement contained in this Agreement because of any event or condition occurring or existing on or before the Transition Date; or

(4)      any violation on or before the Transition Date, of any Environmental Requirement in effect on or before the Transition Date, regardless of whether any act, omission, event or circumstance giving rise to the violation constituted a violation at the time of the occurrence or inception of such act, omission, event or circumstance; or

(5)      any Environmental Claim, or the filing or imposition of any environmental lien against the Property, because of, resulting from, in connection with, or arising out of any of the matters referred to in subparagraphs (1) through (4) preceding;

and regardless of whether any of the foregoing was caused by Indemnitors, jointly or severally, or Indemnitors’, jointly or severally, tenant or subtenant, or a prior owner of any of the Properties or its tenant or subtenant, or any third party, including but not limited to (i) injury or damage to any person, property or natural resource occurring on or off of any of the Properties, including but not limited to the cost of demolition and rebuilding of any improvements on real property; (ii) the investigation or remediation of any such Hazardous Material or violation of Environmental Requirement, including but not limited to the preparation of any feasibility studies or reports and the performance of any cleanup, remediation, removal, response, abatement, containment, closure, restoration, monitoring or similar work required by any Environmental Requirement or necessary to have full use and benefit of any of the Properties as contemplated by the Loan Documents (including any of the same in connection with any foreclosure action or transfer in lieu thereof); (iii) all liability to pay or indemnify any person or governmental authority for costs expended in connection with any of the foregoing; (iv) the investigation and defense of any claim, whether or not such claim is ultimately defeated; and (v) the settlement of any claim or judgment.

c.         As used in this Agreement, the term “Transition Date” means the earlier of the following dates: (i) the date on which the indebtedness and obligations secured by the Mortgage have been paid and performed in full and the Mortgage has been released; or (ii) the date on which the lien of the Mortgage is fully and finally foreclosed or a conveyance by deed in lieu of such foreclosure is fully and finally effective and possession of all of the Properties has been given to and accepted by the purchaser or grantee free of occupancy and claims to occupancy by Indemnitors and Indemnitors’ heirs, devisees, representatives, successors and assigns; or (iii) as to any parcel comprising part of any of the Properties which is released from the Mortgage, as to such parcel released from the Mortgage, the effective date of such release from the Mortgage provided that, if such payment, performance, release, foreclosure or conveyance is challenged, in bankruptcy proceedings or otherwise, the Transition Date shall be deemed not to have occurred until such challenge is validly released, dismissed with prejudice or otherwise barred by law from further assertion.

d.         The indemnification agreements contained in this Section 7 are not secured by the Mortgage.

8.        Consideration; Survival; Cumulative Rights. Each Indemnitor acknowledges that SunLink has relied and will rely on the representations, warranties, covenants and agreements herein in closing and funding the Loan and that the execution and delivery of this Agreement is an essential condition but for which SunLink would not close or fund the Loan. The representations, warranties, covenants and agreements in this Agreement shall be binding upon each Indemnitor, jointly and severally, and each Indemnitor’s successors, assigns and legal representatives and shall inure to the benefit of SunLink and its successors, assigns and legal representatives and participants in the Loan and shall not terminate on the Transition Date or upon the release, foreclosure or other termination of the Mortgage, but will survive the Transition Date, the payment in full of the indebtedness secured by the Mortgage, foreclosure of the Mortgage or conveyance in lieu of foreclosure, the release or termination of the Mortgage and any and all of the other Loan Documents, any investigation by or on behalf of SunLink, any bankruptcy or other debtor relief proceeding, and any other event whatsoever, until such time as the SunLink would have no potential liability for any Environmental Claim hereunder. Any amount to be paid under this Agreement by Indemnitors shall be a joint and several demand obligation owing by each Indemnitor (which Indemnitors hereby promise to pay). SunLink’s rights under this Agreement shall be in addition to all rights of SunLink under the other Loan Documents, the Amended Merger Agreement, the Management Agreement or at law or in equity, and payments by Indemnitors under this Agreement shall not reduce Indemnitors’ obligations and liabilities under any of the other Loan Documents, or under the Amended Merger Agreement or under the Management Agreement. The liability of Indemnitors or any other person under this Agreement shall not be limited or impaired in any way by any provision in the other Loan Documents or applicable law limiting Indemnitors’ or such other person’s liability or SunLink’s recourse or rights to a deficiency judgment, or by any change, extension, release, inaccuracy, breach or failure to perform by any party under the other Loan Documents, or under the Amended Merger Agreement or under the Management Agreement, Indemnitors’ (and, if applicable, such other person’s) liability hereunder being direct and primary and not as a Indemnitor or surety. Nothing in this Agreement or in any other Loan Document, the Amended Merger Agreement or the Management Agreement shall limit or impair any rights or remedies of SunLink or any other Indemnified Party against Indemnitors or any other person under any Environmental Requirement or otherwise at law or in equity, including without limitation any rights of contribution or indemnification.

9.        No Waiver. No delay or omission by SunLink to exercise any right under this Agreement shall impair any such right nor shall it be construed to be a waiver thereof. No waiver of any single breach or default under this Agreement shall be deemed a waiver of any other breach or default. Any waiver, consent or approval under this Agreement must be in writing to be effective.

10.      Notices. Unless specifically provided otherwise, any notice for purposes of this Agreement shall be given as provided in the Loan Agreement.

11.      Invalid Provisions. A determination that any provision of this Agreement is unenforceable or invalid shall not affect the enforceability or validity of any other provision and a determination that the application of any provision of this Agreement to any person or circumstance is illegal or unenforceable shall not affect the enforceability or validity of such provision as it may apply to other persons or circumstances.

12.      Construction. Whenever in this Agreement the singular number is used, the same shall include plural where appropriate, and vice versa; and words of any gender in this Agreement shall include each other gender where appropriate. The headings in this Agreement are for convenience only and shall be disregarded in the interpretation hereof. Reference to “person” or “entity” means firms, associations, partnerships, joint ventures, trusts, limited liability companies, corporations and other legal entities, including public or governmental bodies, agencies or instrumentalities, as well as natural persons.

13.      Applicable Law; Forum.  This Agreement shall be construed in accordance with the laws of the State of Delaware, and such laws shall govern the interpretation, construction and enforcement hereof. Each of the SunLink and the Indemnitors, jointly and severally, hereby irrevocably submits generally and unconditionally for Indemnitors, jointly and severally, and in respect of each of the Indemnitors’ property to the nonexclusive jurisdiction and venue of the Superior Court of Cobb County, Georgia and the United States District Court for the Northern District of Georgia, over any suit, action or proceeding arising out of or relating to this Agreement. Each of the SunLink and Indemnitors, jointly and severally, hereby irrevocably waives, to the fullest extent permitted by law, any objection that any of the Indemnitors may now or hereafter have to the laying of venue in any such court and any claim that any such court is an inconvenient forum. Indemnitors, jointly and severally, hereby agree and consent that, in addition to any methods of service of process provided for under applicable law, all service of process in any such suit, action or proceeding may be made by certified or registered mail, return receipt requested, directed to any one of the Indemnitors at HealthMont, Inc., 111 Long Valley Road, Brentwood, Tennessee 37027, Attention: Timothy S. Hill, or at a subsequent address of which SunLink received actual notice from any one of the Indemnitors. Nothing herein shall affect the right of Indemnitors or SunLink to serve process in any manner permitted by law or limit the right of Indemnitors or SunLink to bring proceedings against the other in any other court or jurisdiction. SunLink shall be entitled to seek recovery from any one or more of the Indemnitors without releasing any rights against the other Indemnitors.

Wherever possible each provision of this Agreement shall be interpreted in such manner as to be effective and valid under applicable law, but if any provision of this Agreement shall be prohibited by or invalid under such law, such provision shall be ineffective to the extent of such prohibition or invalidity, without invalidating the remainder of such provision or the remaining provisions of this Agreement. With respect to any interest demanded from Indemnitors based upon the Loan Documents, such interest shall be limited to the highest applicable rate deemed proper by law.

Any controversy or claim between or among the parties hereto including but not limited to those arising out of or relating to this Agreement or any related agreements or instruments, including any claim based on or arising from an alleged tort, shall be determined by binding arbitration in accordance with the Federal Arbitration Act (or if not applicable, the applicable state law), the Rules of Practice and Procedure for the Arbitration of Commercial Disputes of Endispute, Inc., doing business as J.A.M.S./Endispute (“J.A.M.S.”), as amended from time to time, and the “Special Rules” set forth below. In the event of any inconsistency, the Special Rules shall control. Judgment upon any arbitration award may be entered in any court having jurisdiction. Any party to this Agreement may bring an action, including a summary or expedited proceeding, to compel arbitration of any controversy or claim to which this agreement applies in any court having jurisdiction over such action.

The arbitration shall be conducted in the City of Atlanta, Georgia and administered by J.A.M.S. who will appoint an arbitrator; if J.A.M.S. is unable or legally precluded from administering the arbitration, then the American Arbitration Association will serve. All arbitration hearings will be commenced within ninety (90) days of the demand for arbitration; further, the arbitrator shall only, upon a showing of cause, be permitted to extend the commencement of such hearing for up to an additional sixty (60) days.

Nothing in this Agreement shall be deemed to (i) limit the applicability of any otherwise applicable statutes of limitation or repose and any waivers contained in this Agreement; or (ii) limit the right of SunLink after the occurrence and during the continuance of a Default (as defined in the Loan Agreement) (A) to exercise self help remedies such as (but not limited to) setoff, or (B) to foreclose against any real or personal property collateral, or (C) to obtain from a court provisional or ancillary remedies such as (but not limited to) injunctive relief or the appointment of a receiver. After the occurrence of and during the continuance of a Default, SunLink may exercise such self help rights, foreclose upon such property, or obtain such provisional or ancillary remedies before, during or after the pendency of any arbitration proceeding brought pursuant to this Agreement. At SunLink’s option, foreclosure under a deed to secure debt or mortgage may be accomplished by any of the following: the exercise of a power of sale under the deed to secure debt or mortgage, or by judicial sale under the deed to secure debt or mortgage, or by judicial foreclosure. Neither the exercise of self help remedies nor the institution or maintenance of an action for foreclosure or provisional or ancillary remedies shall constitute a waiver of the right of any party, including the claimant in any such action, to arbitrate the merits of the controversy or claim occasioning resort to such remedies.

14.      Execution; Modification. This Agreement has been executed in a number of identical counterparts, each of which shall be deemed an original for all purposes and all of which constitute, collectively, one agreement; but, in making proof of this Agreement, it shall not be necessary to produce or account for more than one such counterpart. This Agreement may be amended only by an instrument in writing intended for that purpose executed jointly by an authorized representative of each party hereto.

15.      Subordinate to Heller Loan Documents. Notwithstanding anything herein, the rights provided to SunLink pursuant to this Environmental Indemnity Agreement are subordinate to those rights provided by Borrower and Guarantors to Heller pursuant to the Heller Loan Documents.

16.      Entire Agreement.

THE WRITTEN LOAN DOCUMENTS REPRESENT THE FINAL AGREEMENT BETWEEN THE PARTIES AND MAY NOT BE CONTRADICTED BY EVIDENCE OF PRIOR, CONTEMPORANEOUS OR SUBSEQUENT ORAL AGREEMENTS OF THE PARTIES.

THERE ARE NO UNWRITTEN ORAL AGREEMENTS BETWEEN THE PARTIES.

Executed under seal and dated as of the date first written above.

The address of Indemnitors is	HEALTHMONT, INC.
HealthMont, Inc. 111 Long Valley Road Brentwood, Tennessee 37027 Attention: Timothy S. Hill	By:

Printed Name:

Title:

[CORPORATE SEAL]

HEALTHMONT OF GEORGIA, INC.
By:

Printed Name:

Title:

[CORPORATE SEAL]

HEALTHMONT OF MISSOURI, INC.
By:

Printed Name:

Title:

[CORPORATE SEAL]

SUNLINK HEALTH SYSTEMS, INC.
By:

Printed Name:

Title:

[CORPORATE SEAL]

EXHIBIT A

[Legal Descriptions of Properties]

Adel Hospital Property

[To be provided by Indemnitors from survey]

Convalescent Center and Property

[To be provided by Indemnitors from survey]

Callaway Hospital

[To be provided by Indemnitors from survey]